First Federal of Northern Michigan Bancorp, Inc. 8-K

EXHIBIT 99.1

February 27, 2015

Contact:

Eileen M. Budnick

VP-Director of Financial Reporting & Accounting, Treasurer & Corporate Secretary

First Federal of Northern Michigan Bancorp, Inc.

(989) 356-9041

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

ANNOUNCES FOURTH QUARTER 2014 AND FULL YEAR RESULTS

Alpena, Michigan - (February 27, 2015) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the “Company”) the holding company of First Federal of Northern Michigan reported consolidated net income of $319,000, or $0.09 per basic share, for the quarter ended December 31, 2014 compared to a consolidated net loss of $193,000, or $0.07 per basic share, for the quarter ended December 31, 2013.

Consolidated net income for the year ended December 31, 2014 was $2.2 million, or $0.70 per basic share, compared to $55,000, or $0.02 per basic share, for the year ended December 31, 2013.

CEO Michael W. Mahler commented, “We are pleased to recognize the full benefit of top line revenue growth post merger in the fourth quarter. Net interest income increased 29.7% during the three month period and 11.9% for the year. We have grown the Company by $116 million, bringing our asset base to $325.6 million as of December 31, 2014.

Mahler continued, “We continue to see a decline in our net interest margin as a result of growing our investment portfolio by $76.6 million. In so doing we are further increasing top line revenue, but it comes at the expense of our loan to asset ratio which has fallen from 66% at the beginning of the year to 49% at December 31, 2014. Over time it is our intent to replace these bonds with loans thereby improving the loan to asset ratio and helping to raise the overall yield of the interest earning assets.

Mahler further stated, “Provision expense for the fourth quarter was $11,000 and our year end results have been positively impacted by a decline of $353,000 in provision expense year over year. We are encouraged by the continued reduction in the level of non-performing loans (NPLs) which decreased $172,000 since the end of last year. While we are pleased with the overall improvement in asset quality, nonetheless during the quarter we recorded $172,000 of one-time expenses as a result of charge downs on bank owned real estate including a branch we are selling as a result of the merger.”

Performance Highlights:

  The Company reported net income of $2.2 million for the year ended December 31, 2014 as compared to $55,000 for 2013, primarily as a result of the following year over year differences:
    Increase in net interest income of $849,000 as a result of interest earning assets acquired in the merger with Bank of Alpena.
    Provision for loan losses of $284,000 in 2014 as compared to $637,000 in 2013, due primarily to the charge-off of $589,000 on a commercial participation loan in 2013.
    An increase of $307,000 in salaries and benefits and $134,000 in other expenses, as a result of the merger, and $172,000 in valuation reserves recorded on real estate owned, other repossessed assets and a former branch that was listed for sale.
  Net interest margin (NIM) decreased to 3.31% in 2014 from 3.64% in 2013 due to decreased yield on loans:
  First Federal of Northern Michigan remains “well-capitalized” for regulatory purposes.

Asset Quality

The ratio of total non-performing assets to total assets was 1.52% at December 31, 2014 compared to 1.95% at December 31, 2013. Non-performing assets increased $872,000 to $5.0 million at December 31, 2014 from $4.1 million at December 31, 2013, mainly as a result of the merger with Bank of Alpena. The Company continues its focus of monitoring non-performing assets and taking a variety of steps to reduce them, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers during this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

	As of	As of
	December 31, 2014	December 31, 2013
Asset Quality Ratios:
Non-performing assets to total assets	1.52%	1.95%
Non-performing loans to total loans	1.29%	1.67%
Allowance for loan losses to non-performing loans	66.82%	63.65%
Allowance for loan losses to total loans (1)	0.86%	1.07%

"Texas Ratio" (Bank) (2)	17.06%	17.02%
Classified Asset Ratio (3)	22.98%	23.53%

Total non-performing loans ($000 omitted)	$2,139	$2,311
Total non-performing assets ($000 omitted)	$4,963	$4,091

(1)	This ratio does not include the credit mark associated with acquired loans.
(2)	Texas Ratio is defined by management as total non-performing assets divided by tangible capital.
(3)	Classified asset ratio is calculated by dividing classified assets (substandard assets plus real estate owned and other repossessed assets) by core capital plus loan loss reserves.

Financial Condition

  Total assets increased $116.0 million to $325.6 million at December 31, 2014 from $209.7 million at December 31, 2013, as a result of the merger with Alpena.
    Net loans receivable increased $27.3 million
      Mortgage loans increased $8.0 million;
      Consumer loans increased $1.0 million;
      Commercial loans increased $18.3 million;
    Investment securities AFS increased $69.6 million.

  Total liabilities increased 109.0 million year over year.
    Deposits increased $110.7 million.
    FHLB advances decreased $1.9 million as we paid off maturing advances with deposit growth.

  Stockholders’ equity was $30.5 million at December 31, 2014 compared to $23.5 million at December 31, 2013.
    Net income for the year of $2.2 million;
    Increase in the unrealized gain on available-for-sale securities of $591,000 year over year.
    Stock issued for the merger with Bank of Alpena of $4.4 million.
    Offset by dividends of $247,000.
    First Federal of Northern Michigan’s regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

Total risk-based capital (to risk- weighted assets)	$29,091	16.89%	$13,778	8.00%	$17,223	10.00%

Tier 1 risk-based capital (to risk-weighted assets)	$27,662	16.06%	$6,889	4.00%	$10,334	6.00%

Tangible Capital (to tangible assets)	$27,662	8.54%	$4,857	1.50%	$6,476	2.00%

Results of Operations:

  Interest income increased to $2.6 million for the three months ended December 31, 2014 from $2.1 million for the quarter ended December 31, 2013 and increased to $9.1 million for the year ended December 31, 2014 as compared to $8.3 million for 2013.
    Increases in the average balance of our interest-earning assets were offset by decreased yield on interest-earning assets due in part to lower market interest rates and an increase of $76.6 million in our investment portfolio.
  Interest expense increased to $304,000 for the quarter ended December 31, 2014 from $269,000 for the quarter ended December 31, 2013 and decreased to $1.1 million for 2014 from $1.2 million for 2013.
    Increases of $58.8 million and $21.5 million, respectively, in the average balance of our interest-bearing liabilities during those periods and decreases in our overall cost of funds of 10 basis points and 11 basis points for the three- and twelve-month periods, respectively, due to a shift in the composition of our deposit base.
  Provision for loan losses for the three months ended December 31, 2014 and 2013 was $11,000 and $266,000, respectively.
    The higher provision during the 2013 period resulted from our recording provision expense based on additional risk factors not related to historical loss factors.
  Provision for loans losses for the twelve months ended December 31, 2014 and 2013 was $284,000 and $637,000, respectively.
    In 2013 the Company had net charge offs of $915,000, including $674,000 of commercial real estate loans.
    In contrast, in 2014 the Company had net charge offs of $326,000, including $196,000 of commercial real estate loans.
  Non-interest income increased to $573,000 for the three months ended December 31, 2014 from $413,000 for the three months ended December 31, 2013. Non-interest income increased to $3.5 million for the year ended December 31, 2014 from $1.8 million for the year December 31, 2013.
    During 2014 the Company recorded a bargain purchase gain of $2.0 million as a result of our merger with Bank of Alpena.
    Year over year the Company had decreased mortgage banking activities of $113,000.
  Non-interest expense increased to $2.6 million for the three months ended December 31, 2014 from $2.1 million for the three months ended December 31, 2013. Non-interest expense increased to $9.0 million for 2014 from $8.3 million for the twelve months ended December 31, 2013.
    For both the three- and the twelve-month periods, the increase relates primarily to increased compensation and benefits expenses of $232,000 and $307,000, respectively.
    Other expenses increased $414,000 for the twelve-month period as a result of merger related expenses of $227,000, and $123,000 of valuation reserves recorded on real estate owned and other repossessed assets.

Net Interest Margin:

  Decreased to 3.12% for the three-month period ended December 31, 2014 from 3.66% for the same period in 2013.
    Average yield on interest-earning assets decreased 67 basis points to 3.53% from 4.20%.
    Average cost of funds decreased 10 basis points to 0.55% from 0.65%.
  Decreased to 3.31% for the year ended December 31, 2014 from 3.64% for 2013.
    Average yield on interest-earning assets decreased 47 basis points to 3.76% from 4.23%;
    Average cost of funds decreased 11 basis points to 0.58% from 0.69%.

First Federal of Northern Michigan Bancorp, Inc.

Consolidated Balance Sheet

	December 31, 2014	December 31, 2013
	(unadudited)
	(dollars in thousands)
Assets
Cash and cash equivalents	10,987	2,760
Overnight deposits with Federal Home Loan Bank	$267	$6

Total cash and cash equivalents	11,254	2,766

Deposit held in other financial institutions	8,429	—
Securities available for sale, at fair value	119,968	50,358
Securities held to maturity	790	2,255
Loans - net	163,647	136,315
Loans held for sale	88	175
Federal Home Loan Bank stock	2,591	3,266
Property and equipment	6,336	5,203
Assets held for sale - net	478	—
Foreclosed real estate and other repossessed assets	2,823	1,780
Accrued interest receivable	986	745
Intangible assets	1,286	40
Deferred tax asset	851	799
Originated mortgage servicing right - net	710	860
Bank owned life insurance	4,727	4,610
Other assets	685	485
Total assets	$325,649	$209,657

Liabilities and Stockholders' Equity
Liabilities
Non-interest bearing deposits	56,032	21,047
Interest-bearing deposits	$214,702	$138,982
Advances from Federal Home Loan Bank	22,885	24,813
Accrued expenses and other liabilities	1,494	1,290
Total liabilities	295,113	186,132

Stockholders' Equity
Common stock ($0.01 par value 20,000,000 shares authorized, 4,034,764 and 3,191,799 shares issued and outstanding) - at December 31, 2014 and 2013 , respectively	40	32
Additional paid-in capital	28,264	23,854
Retained earnings	4,765	2,763
Treasury stock at cost (307,750 shares) - at December 31, 2014 and 2013 , respectively	(2,964)	(2,964)
Accumulated other comprehensive income (loss)	431	(160)
Total stockholders' equity	30,536	23,525

Total liabilities and stockholders' equity	$325,649	$209,657

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries

Consolidated Statement of Operations

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	(dollars in thousands)
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$2,058	$1,773	$7,394	$7,203
Interest and dividends on investments
Taxable	264	123	781	484
Tax-exempt	31	39	158	151
Interest on mortgage-backed securities	290	139	767	481
Total interest income	2,643	2,074	9,100	8,319

Interest expense:
Interest on deposits	235	194	818	826
Interest on borrowings	69	75	264	324
Total interest expense	304	269	1,082	1,150

Net interest income	2,339	1,805	8,018	7,169
Provision for loan losses	11	266	284	637
Net interest (expense) income after provision for loan losses	2,328	1,539	7,734	6,532

Non-interest income:
Service charges and other fees	232	202	807	857
Mortgage banking activities	121	97	472	585
Loss on sale of available-for-sale investments	(5)	—	(4)	—
Net (loss) gain on sale of premises and equipment, real estate owned and other repossessed assets	(48)	26	(76)	3
Bargain purchase gain	166	—	1,982	—
Other	107	88	297	320
Total non-interest income	573	413	3,478	1,765

Non-interest expenses:
Compensation and employee benefits	1,412	1,180	4,961	4,654
FDIC insurance premiums	60	45	207	184
Advertising	58	35	183	130
Occupancy	303	222	1,032	911
Amortization of intangible assets	63	30	145	119
Service bureau charges	107	67	345	301
Professional services	134	205	354	460
Collection activity	34	46	68	153
Real estate owned and other repossessed asset	138	69	258	245
Merger related expense	1	—	266	89
Other	272	245	1,144	996
Total non-interest expenses	2,582	2,144	8,963	8,242

Income (loss) before income tax expense	319	(192)	2,249	55
Income tax expense	—	—	—	—

Net income (loss)	$319	$(192)	$2,249	$55

Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investment securities - net of tax	319	(75)	591	(907)
Reclassification adjustment for gains realized in earnings - net of tax	(3)	—	(3)	—

Comprehensive income (loss)	$635	$(267)	$2,837	$(852)

Per share data:
Net income (loss) per share
Basic	$0.09	$(0.07)	$0.70	$0.02
Diluted	$0.09	$(0.07)	$0.70	$0.02

Weighted average number of shares outstanding
Basic and diluted	$3,727,014	$2,884,049	$3,218,926	$2,884,049
Dividends per common share	$0.02	$0.02	$0.08	$0.02

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain “forward-looking statements.” The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.